UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 26, 2010

METROPOLITAN HEALTH NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

0-28456	65-0635748
(Commission file number)	(I.R.S. Employer Identification No.)

250 Australian Avenue South, Suite 400
West Palm Beach, FL 33401
            (Address of principal executive offices, including zip code)

(561) 805-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the ExchangeAct (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2010, our Board of Directors, upon the recommendation of our Compensation Committee, fixed the 2010 base salaries of our President and Chief Operating Officer, our Chief Financial Officer and our General Counsel (the “Applicable Officers”) and awarded each Applicable Officer a one-time bonus payable in restricted shares of our common stock (the “Restricted Shares”) in an amount equal to his 2010 base salary.  The number of Restricted Shares issued in satisfaction of the bonus amounts was based upon the closing price of our common stock on the grant date.  The following table sets forth the 2010 base salary of and the number of Restricted Shares issued to each Applicable Officer:

Name and Title	2010 Base Salary	Percentage Increase Over 2009 Base Salary	Number of Restricted Shares Issued in Connection with Bonus
Jose A. Guethon, M.D. President and Chief Operating Officer	$346,080	3%	155,193
Roberto J. Sabo Chief Financial Officer	$278,100	3%	124,709
Roberto L. Palenzuela General Counsel and Secretary	$231,750	3%	103,924

The 2010 base salary will be effective retroactive to January 1, 2010.

The Restricted Shares vest in four equal annual installments commencing on the first anniversary of the grant date.  Notwithstanding the foregoing, any unvested Restricted Shares held by an Applicable Officer will automatically vest upon a change in control, the subject officer’s resignation for good reason, death or disability at any time or upon the termination of the subject officer without cause prior to the second anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 29, 2010

METROPOLITAN HEALTH NETWORKS, INC.

By:	/s/ Roberto L. Palenzuela
Roberto L. Palenzuela
Secretary and General Counsel